SCHEDULE 14A INFORMATION
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GLACIER BANCORP, INC.

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
4:00 p.m. Mountain Time
To the Shareholders of Glacier Bancorp, Inc:
     We cordially invite you to attend the 2006 Annual Shareholders Meeting of Glacier Bancorp, Inc. at the Grouse Mountain Lodge, 2 Fairway Drive, Whitefish, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:
Election of Directors. The Board has nominated for election current directors Craig A. Langel, L. Peter Larson and Everit A. Sliter for three-year terms expiring in 2009 and John W. Murdoch for a two-year term expiring in 2008, and until their successors are elected and have qualified.
     If you were a shareholder of record on March 1, 2006, you may vote on the proposal presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and personnel who serve you genuinely appreciate your continued interest as a shareholder in the affairs of the Company and in its growth and development.

March 31, 2006	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

i

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200
PROXY STATEMENT
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 31, 2006, for use in connection with the Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company” or “Glacier”) to be held on Wednesday, April 26, 2006. In this Proxy Statement, the term “we” and “us” refers to Glacier Bancorp, Inc.
     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiaries:
•	Glacier Bank

•	Glacier Bank of Whitefish

•	First Security Bank of Missoula

•	Valley Bank of Helena

•	Big Sky Western Bank

•	Mountain West Bank

•	Western Security Bank

•	First National Bank – West

•	Citizens Community Bank
     In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.
     Record Date. If you were a shareholder on March 1, 2006, you are entitled to vote at the Annual Meeting. There were approximately 32,281,602 shares of common stock outstanding on the Record Date.
     Quorum. The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Therefore, broker non-votes will have no effect on the matter presented at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
     Voting on Matters Presented.
     Election of Directors. The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2009 who receive the highest number of affirmative votes will be elected. The one nominee for election with the term expiring in 2008 upon receiving the highest number of votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us of a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken.
     Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the annual meeting. The Company has enclosed a proxy card for you to use.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you are a beneficial owner of Glacier shares and do not provide the shareholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described above under the heading “Quorum.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.
     Voting in Person at the Annual Meeting.
     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
     Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

BUSINESS OF THE MEETING
     The only matter that is being presented for consideration by our shareholders at the Annual Meeting is the election of directors.
Election of Directors
General
     Our Certificate of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of seven to 17. The Articles also authorize the Board to fill vacancies that occur on the Board. Glacier’s Board currently consists of eleven directors, including John W. Murdoch who was appointed to the Board in September 2005 and Craig A. Langel who was appointed to the Board in December 2005. Effective at the Annual Meeting, directors William L. Bouchee and Fred Flanders will retire from the Board. Accordingly, in connection with the Annual Meeting, the Board has set the number of directors at nine.
     Directors are elected for terms of three years or until their successors are elected and qualified. So long as the Company has nine or more directors, our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Montana law and our Articles of Incorporation require that our classes of directors be of as near-equal size as possible.
     Accordingly, our Nominating/Corporate Governance Committee has recommended, and the Board has nominated, John W. Murdoch for election as a director for a two-year term to expire in 2008, and Craig A. Langel, L. Peter Larson and Everit A. Sliter for election as directors for three-year terms to expire in the year 2009. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee.
     In December 2005, John S. MacMillan retired as Chairman of the Board of Glacier, a position that he held for 13 years. Mr. MacMillan enjoyed a 31-year career with the Company prior to retiring from active management in June 1998, ending his career as President and CEO. Mr. MacMillan will remain on the Board of Glacier until December 31, 2006. Everit A Sliter, who also serves as Chairman of Glacier Bank, was appointed Chairman of Glacier effective upon Mr. MacMillan’s retirement.
Vote Required and Board Recommendation
     The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2009 who receive the highest number of affirmative votes will be elected. The one nominee for election with the term expiring in 2008 upon receiving the highest number of votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following tables set forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options or other rights that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. All share amounts have been adjusted for applicable stock splits and stock dividends.

					Amount and Nature of
	Age as of				Beneficial Ownership of
	January 16,		Director	Term	Common Stock as of
Name	2006	Position	Since	Expires	January 15, 2006 (1)
NOMINES FOR DIRECTOR
Term Expiring in 2008
John W. Murdoch	63	Director; Director of Big Sky Western Bank	2005	2008	4,935 (0.02	%) (2)
Term Expiring in 2009
Craig A. Langel	55	Director	2005	2009	42,035 (0.13	%) (3)
L. Peter Larson	67	Director	1985	2009	589,133 (1.83	%) (4)
Everit A. Sliter	67	Chairman of Glacier and Glacier Bank	1973	2009	282,795 (0.88	%) (5)
CONTINUING DIRECTORS
James M. English	61	Director, Director of Mountain West Bank	2004	2007	25,677 (0.08	%) (6)
Jon W. Hippler	61	Director, Director/President/CEO of Mountain West Bank	2000	2007	51,364 (0.16	%) (7)
John S. MacMillan	69	Director	1977	2007	223,211 (0.69	%) (8)
Michael J. Blodnick	53	Director, President and CEO	1993	2008	265,925 (0.83	%) (9)
Allen J. Fetscher	60	Director, Chairman of First Security Bank of Missoula	1996	2008	252,008 (0.78	%) (10)

(1)	The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially held under applicable regulations, including options or other rights exercisable on or before March 16, 2006 (60 days after January 15, 2006).

(2)	Includes 2,618 shares held in a family trust for which Mr. Murdoch has voting and dispositive power and 2,317 shares that could be acquired within 60 days by the exercise of stock options.

(3)	Includes 4,936 shares that could be acquired within 60 days by the exercise of stock options.

(4)	Includes 580,508 shares held in a living trust for the benefit of Mr. Larson; 556 shares held in an IRA account for the benefit of Mr. Larson; 1,265 shares held in an IRA account for the benefit of Mr. Larson’s wife; and 6,804 shares that could be acquired within 60 days by the exercise of stock options.

(5)	Includes 34,495 shares held jointly with Mr. Sliter’s wife; 76,519 shares owned by Mr. Sliter’s wife; 98,693 shares held in an IRA account for the benefit of Mr. Sliter; 29,878 shares held in an IRA account for the benefit of Mr. Sliter’s wife; 15,835 shares held in a simplified employee pension plan; 3,771 shares held in a savings retirement account; 2,296 shares held in a family partnership; and 7,404 shares that could be acquired within 60 days by the exercise of stock options.

(6)	Includes 3,678 shares held in an IRA for the benefit of Mr. English and 13,942 shares that could be acquired by Mr. English within 60 days by the exercise of options.

(7)	Includes 25,023 shares owned jointly with Mr. Hippler’s wife; and 26,341 shares that could be acquired within 60 days by the exercise of options.

(8)	Includes 62,161 shares owned jointly with Mr. MacMillan’s wife; 69,990 owned by Mr. MacMillan’s wife; and 7,404 shares that could be acquired within 60 days by the exercise of stock options.

(9)	Includes 142,880 shares held jointly with Mr. Blodnick’s wife; 61,765 shares owned by Mr. Blodnick’s wife; 2,748 shares for which Mr. Blodnick is custodian for his children; 17,671 shares held for Mr. Blodnick’s account in the Company’s Pension and Profit Sharing Plans; 17,868 shares held in an IRA account for the benefit of Mr. Blodnick’s wife; and 22,993 shares that could be acquired within 60 days by the exercise of stock options.

(10)	Includes 55,962 shares owned by Mr. Fetscher’s wife; 45,652 considered beneficially held as Trustee for shares held in a trust for the benefit of Mr. Fetscher’s children; 86,378 held by a family corporation, of which Mr. Fetscher is a principal; 1,202 shares held by Mr. Fetscher’s SEPP IRA; and 7,404 shares that could be acquired within 60 days by the exercise of stock options.
Background of Nominees and Continuing Directors
     Michael J. Blodnick was appointed President and Chief Executive Officer of Glacier in July 1998. Prior to that time, he served as the Executive Vice President and Secretary of the Company since 1994 and 1993, respectively. Mr. Blodnick currently serves as a director of the following Company subsidiaries: Valley Bank, Big Sky Western Bank, Western Security Bank, First National Bank – West and Citizens Community Bank. Mr. Blodnick has been employed by Glacier Bank since 1978.
     James M. English was appointed to the Glacier Board in February 2004. Mr. English is an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho. Prior to forming his law firm, Mr. English served from 1996 – 2000 as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing company where Mr. English was involved in the real estate development and retail sales of building products. Mr. English earned his law degree and business degree in finance at the University of Idaho. Mr. English has served as a director of Mountain West Bank since 1996 and is a member of its audit committee. Mr. English is also a director of Bennett Industries, Inc., a family-owned company that owns several timber-related entities, including Bennett Forest Industries, Inc., a lumber manufacturer, and Rosebud Horse Bedding, LLC, a manufacturer of horse bedding.
     Allen J. Fetscher was appointed to the Board of Directors of Glacier in December 1996, and he serves as the Chairman of the Company’s Compensation Committee. Mr. Fetscher also serves as the

Chairman of First Security Bank. Mr. Fetscher is the President of Fetscher’s, Inc., an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate.
     Jon W. Hippler has been the President and CEO of Mountain West Bank since its formation in 1993. Mr. Hippler became a director of Glacier as a result of the Company’s acquisition of Mountain West Bank in February 2000.
     Craig A. Langel was appointed a director of Glacier in December 2005. Mr. Langel has served the accounting profession for 32 years and is both a Certified Public Accountant and a Certified Valuation Analyst. He is president and majority shareholder of Langel & Associates, P.C., a consulting and tax services firm. Through the auspices of Western CPE and the University of Montana, Mr. Langel also teaches continuing education courses for Certified Public Accountants, including annual tax updates, tax planning, valuation issues, and business advisory services. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington. Concurrently, he is serving a two-year term as President of FRANMAC, the national organization of Taco Bell franchisees. Until his retirement in December 2005, Mr. Langel served for 21 years as a director of Glacier’s subsidiary, First Security Bank.
     L. Peter Larson has been the CEO of American Timber Company, a small timber harvesting company, since 1978. Mr. Larson has served as a director of the Company and/or Glacier Bank since 1985, and he is the Chairman of the Company’s Nominating/Corporate Governance Committee.
     John S. MacMillan joined Glacier Bank in 1967 and has been a director of the Company and/or Glacier Bank since 1977. Mr. MacMillan served as Chairman of the Company from 1992 until his retirement in December 2005. He is also a director of Pacific Steel and Recycling, a non-public company headquartered in Montana. Mr. MacMillan’s son is a Senior Vice President and the Chief Technology Officer of the Company.
     John W. Murdoch was appointed a director of Glacier in September 2005. Mr. Murdoch has worked in the ranch and home industry for the past 35 years and since 1994 has been the owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation. Mr. Murdoch currently serves as a director of the Company’s subsidiary, Big Sky Western Bank of Bozeman, as well as of the Montana State University College of Business, Montana 4-H Foundation and Mid-States Distributing Co., Inc. Mr. Murdoch is also past President of Mid-States Distributing Co., Inc.
     Everit A. Sliter has served as a director of the Company and/or Glacier Bank since 1973, and was appointed Chairman of Glacier in December 2005. Mr. Sliter is the Chairman of the Company’s Audit Committee and is also the Chairman of Glacier Bank. Mr. Sliter was a partner of Jordahl & Sliter, a certified public accounting firm, from 1965 to August 2003. Since August 2003, Mr. Sliter has been an employee of Jordahl & Sliter.
Background of Directors Retiring at 2006 Annual Meeting
     William L. Bouchee is currently Chief Executive Officer and Vice Chairman of First Security Bank; he served as President and Chief Executive Officer from 1991 to 2004. Mr. Bouchee is also a director of First Security Bank and has served on the Board of Directors of Glacier since 1996. Mr. Bouchee further serves on the Boards of the YMCA and Missoula Area Economic Development Corporation. Mr. Bouchee will retire effective at the 2006 Annual Meeting.

     Fred J. Flanders was appointed to the Board of Directors in August 1998 in connection with the acquisition of Valley Bank. Mr. Flanders retired as Chairman of the Board of Valley Bank in December 2005, and served as the President of Valley Bank from 1992 to 1998. Mr. Flanders will retire effective at the 2006 Annual Meeting.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met 14 times during the fiscal year. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. Glacier expects, but does not require the directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. The Board has determined that each member of the Board, except for Michael J. Blodnick, William L. Bouchee, and Jon W. Hippler, each of whom serve as an executive officer of the Company or one of its bank subsidiaries, meets the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment.
     The Board of Directors has established, among others, an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.
     The following table shows the membership of the various committees during the fiscal year 2005.
Committee Membership

Name	Audit		Compensation		Nominating
James M. English	☑		☑		☑
Allen J. Fetscher	☐		☑	*	☑
Fred J. Flanders	☑		☑		☑
Craig A. Langel**	☐		☐		☐
L. Peter Larson	☑		☑		☑	*
John S. MacMillan	☐		☑		☑
John W. Murdoch	☑		☑		☑
Everit A. Sliter	☑	*	☑		☑

*	Chairman

**	Mr. Langel was appointed to the Audit, Compensation and Nominating/Corporate Governance committees in December 2005, but did not begin serving on those committees until January 2006.
     Audit Committee. During 2005, the Audit Committee was comprised of five directors (including Mr. Murdoch who joined the committee in October 2005), each of whom were considered “independent” as defined by the Nasdaq listing standards. The Board has determined that both Mr. Langel and Mr. Sliter meet the definition of “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).

     The Committee operates under a formal written charter originally adopted by the Board of Directors in 2000 and amended in 2003 and 2004. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act, the revised rules of the SEC and the new corporate governance listing standards of Nasdaq that were adopted in 2003.
     The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:
•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and senior management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to Bank regulatory authorities; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.
     The Audit Committee held 14 meetings during the year.
     Compensation Committee. During 2005, the Compensation Committee was comprised of seven directors (including Mr. Murdoch who joined the committee in October 2005), each of whom are considered “independent” as defined by the Nasdaq listing standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In addition, the Compensation Committee:
•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans;

•	make determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
     The Compensation Committee operates under a formal written charter approved by the Board of Directors on February 25, 2004. The Compensation Committee met three times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board the grant of stock awards for executive officers.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) was comprised of seven directors during 2005 (including Mr. Murdoch who joined the committee in October 2005), each of whom are considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; and (ii) developing and reviewing corporate governance principles applicable to Glacier and its subsidiaries. The Committee operates under a formal written charter approved by the Board of directors in September 2003, and amended in 2004. The Nominating/Corporate Governance Committee met 11 times during 2005.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of Glacier’s market areas.
     The Board of Directors has approved stock ownership guidelines for its members, which are intended to help closely align the financial interests of the directors with those of Glacier’s shareholders. Within two years from when they are first appointed or elected to the Board, directors are required to own shares of Glacier common stock with a market value of at least $100,000. All of the current Glacier directors have exceeded this ownership requirement, except for Mr. Murdoch who was appointed to the Board in 2005.
Corporate Governance
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes Act was signed into law in 2002 and, among other things, establishes or provides the basis for a number of new corporate governance standards and disclosure requirements. The SEC has issued additional rules to implement the Sarbanes Act. In addition, Nasdaq adopted changes in 2003 to its corporate governance and listing standards. To that end, the Board periodically reviews Glacier’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Act, related SEC rules and the new listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards.
     You can access our current Audit, Compensation and Nominating/Corporate Governance Committee charters, Corporate Governance Policy and Code of Conduct for Senior Financial Officers by visiting the Company’s Website and clicking on the Corporate Governance link on the Company’s home page (www.glacierbancorp.com), or by writing to: Glacier Bancorp, Inc., c/o the Corporate Secretary, 49 Commons Loop, Kalispell, Montana, 59901.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of such written communication will also be sent to the Company’s CEO. If the Chairman and the CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.
Compensation of Directors
     Directors who are Company employees receive no fees for their services as directors. Non-employee “outside” directors receives annual retainers as members of the Board. During 2005, each non-employee director received $1,550 per month as a director of the Company. Mr. MacMillan, as Chairman of the Board, earned $1,975 per month. Messrs. English, Fetscher, Flanders, Larson, MacMillan, Murdoch and Sliter were also paid $13,400, $19,100, $10,450, $5,935, $987, $10,575 and $27,247, respectively, for additional services performed as directors and committee members of the Company and its subsidiary banks. In addition, the Company paid $2,880 in health insurance premiums for the benefit of Mr. MacMillan. Mr. Langel, who joined the Board in December 2005 did not receive any compensation as a director of Glacier during 2005.
     Directors’ Stock Option Plan. In 1994, the Board of Directors and shareholders of the Company adopted the 1994 Directors’ Stock Option Plan (“DSOP”) for outside directors. Under the DSOP, 50,000 shares of common stock were reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each of the Company’s subsidiary banks, subject to adjustment for any future stock split, stock dividend or other change in the capitalization of the Company. At the 1999 Annual Meeting, the shareholders approved amendments to the DSOP, increasing the number of shares available under the DSOP by 100,000, to a total of 277,516 (as adjusted for subsequent stock splits and stock dividends), and extending the term of the DSOP to 15 years. At the 2002 Annual Meeting, Shareholders approved amending the DSOP to increase the number of shares available under the DSOP by 500,000. As of December 31, 2005, an aggregate of 748,898 shares remain available for further grant. As of the Record Date, an aggregate of 643,898 shares remained available for future grant.
     From time to time, Glacier authorizes the grant of nonqualified options to its directors of the Company and its subsidiary banks. These options allow the director to purchase shares of common stock at a price equal to the fair market value of the common stock on the date of grant. Each option granted under the DSOP vests six months following the date of grant and expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death. In January 2005, each non-management director received an option to acquire 2,481 shares of Glacier common stock. Neither Mr. Langel nor Mr. Murdoch received an option grant to acquire any shares of Glacier Stock as a director of Glacier. However, as directors of First Security Bank and Big Sky Western Bank, respectively, in 2005 each received an option to purchase 1,654 shares of Glacier common stock.

EXECUTIVE COMPENSATION
     The following table summarizes the compensation awarded or paid to the Chief Executive Officer and to the three most highly compensated executive officers of Glacier and its subsidiaries, whose total compensation during the last fiscal year exceeded $100,000.
SUMMARY COMPENSATION TABLE

					Long Term Compensation
					Awards
		Annual Compensation				Securities
				Other Annual	Restricted	Underlying	Payouts	All Other
Name and			Bonus	Compensation	Stock	Options	LTIP	Compensation
Principal Position	Year	Salary	(1)	(2)	Awards	(3)	Payouts	(4)(5)

Michael J. Blodnick	2005	$259,014	$150,000	$0	$0	4,962	$0	$57,952
President and Chief	2004	249,615	125,000	0	0	4,688	0	53,136
Executive Officer	2003	240,000	125,000	0	0	5,156	0	52,519

William L. Bouchee	2005	142,975	19,274	0	$0	4,962	0	4,867
CEO, First Security	2004	158,778	26,198	0	0	4,688	0	27,781
Bank	2003	173,936	26,960	0	0	5,156	0	29,297

Jon W. Hippler	2005	189,423	75,000	0	$0	4,962	0	38,918
President,	2004	174,649	50,000	0	0	4,688	0	33,431
Mountain West Bank	2003	163,464	35,000	0	0	5,156	0	30,047

James H. Strosahl EVP, CFO,	2005	194,223	125,000	0	$0	4,962	0	46,677
Treasurer and	2004	187,221	100,000	0	0	4,688	0	42,191
Secretary	2003	180,889	85,000	0	0	5,156	0	39,715

(1)	Includes $75,000, $15,000, and $31,250 deferred by Messrs. Blodnick, Hippler and Strosahl, respectively, pursuant to the Company’s Deferred Compensation Plan.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Company-owned automobiles and the payment of certain club dues. In the opinion of management of the Company the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 2005 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Includes awards granted pursuant to the Company’s stock option plans. Amounts have been adjusted to reflect all stock splits and stock dividends paid on Glacier stock.

(4)	Includes amounts allocated or paid by the Company during the year ended December 31, 2005 on behalf of Messrs. Blodnick, Bouchee, Hippler and Strosahl pursuant to the Company’s 401(k) matching program, Profit Sharing Plan and SERP in the amounts of $57,262, $4,867, $36,938 and $44,691, respectively.

(5)	Includes life insurance premiums paid by the Company during the year ended December 31, 2005 on behalf of Messrs. Blodnick, Bouchee, Hippler and Strosahl in the amounts of $690, $1,980, $1,866 and $1,980, respectively.

Stock Options
     Option Grants. The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the named executive officers during the year ended December 31, 2005.
OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options			of Stock Price Appreciation
	Options	Granted	Exercise	Expiration	for Option Term(1)
Name	Granted (2)	to Employees	Price(3)	Date	5%	10%
Michael J. Blodnick	4,962	.84%	$25.00	1/26/10	$34,273	$75,734
William L. Bouchee	4,962	.84%	$25.00	1/26/10	$34,273	$75,734
Jon W. Hippler	4,962	.84%	$25.00	1/26/10	$34,273	$75,734
James H. Strosahl	4,962	.84%	$25.00	1/26/10	$34,273	$75,734

(1)	The potential realizable value portion is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission (“SEC”) and do not reflect the Company’s estimate of future stock price performance.

(2)	The Company’s stock option plan is administered by a Committee of the Board of Directors, which determines to whom options are granted, as well as the number of shares and the exercise price. The options vest over two years from the date of grant. Options are granted at the fair market value and are exercisable for a period up to five years. Options may be exercised for a period of 90 days following termination of employment and for one year following death, disability or retirement, or upon the original expiration date, whichever is earlier. Amounts have been adjusted to reflect all subsequent stock splits and dividends paid on Glacier common stock.

(3)	The exercise price was based on the market price of Glacier stock on the date of grant, as adjusted for subsequent stock splits and dividends.
     Option Exercises. The following table sets forth certain information concerning exercises of stock options under the stock option plans by the named executive officers during the year ended December 31, 2005, and stock options held at year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR END OPTION VALUES

					Value of
			Number of		Unexercised In-the-Money
	Shares		Unexercised		Options at
	Acquired on	Value	Options at Year End(1)		Year End(2)
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Blodnick	5,011	$93,590	23,161	9,650	$445,837	$74,691
William L. Bouchee	5,156	59,981	0	9,650	0	74,691
Jon W. Hippler	17,958	327,755	21,653	9,650	408,396	74,691
James H. Strosahl	5,011	93,590	23,161	9,650	445,837	74,691

(1)	The share amounts have been adjusted to reflect all stock splits and stock dividends paid on Glacier stock.

(2)	The average of the high and low sales prices of Glacier stock as reported on the Nasdaq National Market on December 31, 2005 was $30.34. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock options.
Employment Arrangements
     Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or its subsidiaries. These summaries are qualified in their entirety by the individual agreements.
     Michael J. Blodnick Employment Agreement
     During calendar year 2005, Mr. Blodnick’s employment was governed by an employment agreement dated January 1, 2005. The Agreement terminated December 31, 2005 and a new agreement was entered into effective January 1, 2006. Mr. Blodnick’s agreement provides for an annual salary (currently $300,000), with subsequent increases subject to the Boards’ review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment has not terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
     If Mr. Blodnick’s employment is terminated by the Company within three years following a change of control (as defined), or in some circumstances following the announcement of a change of control that subsequently occurs, other than for cause, the agreement provides that Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following termination. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment within three years of a change of control. The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a change in control.
     Solely for purposes of illustration, the change in control severance benefit available to Mr. Blodnick under his employment agreement would be approximately $1,012,000 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control.
     James H. Strosahl Employment Agreement
     During calendar year 2005, Mr. Strosahl’s employment was governed by an employment agreement dated January 1, 2005. The Agreement terminated December 31, 2005 and a new agreement was entered into effective January 1, 2006. Mr. Strosahl’s agreement provides for an annual salary (currently $237,000), with subsequent increases subject to the Boards’ review of Mr. Strosahl’s compensation and performance. Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Strosahl’s employment is terminated by the Company without cause (as defined) or by Mr. Strosahl for good reason (as defined) during the term of the agreement, Mr. Strosahl will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment has not terminated. Mr. Strosahl is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a two-year period following his termination of employment.
     If Mr. Strosahl’s employment is terminated by the Company within three years following a change of control (as defined), or in some circumstances following the announcement of a change of control that subsequently occurs, other than for cause, the agreement provides that Mr. Strosahl will be entitled to receive an amount equal to 2 times his then current annual salary, payable in 24 monthly installments, plus continued employment benefits for 2 years following termination. This amount (2 times annual salary plus continuation of benefits) would also be payable if Mr. Strosahl terminates his employment within two years of a change of control. The agreement provides that the payments to be received by Mr. Strosahl will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Strosahl will be reduced by any compensation that he receives from the Company or its successor following a change in control.
     Solely for purposes of illustration, the change in control severance benefit available to Mr. Strosahl under his employment agreement would be approximately $538,000 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control.
     Jon W. Hippler and William L. Bouchee Employment Agreements
     During calendar year 2005, Mr. Hippler’s employment was governed by an employment agreement dated January 1, 2005 with Mountain West Bank, as ratified by the Company. The Agreement terminated December 31, 2005 and a new agreement was entered into effective January 1, 2006. During calendar year 2005, Mr. Bouchee’s employment was governed by an employment agreement dated January 1, 2005 with First Security Bank of Missoula, as ratified by the Company. The Agreement terminated December 31, 2005 and a new agreement was entered into effective January 1, 2006.

     The agreements for Messrs. Hippler and Bouchee are substantially the same, except that Mr. Hippler’s current salary is $222,800 and Mr. Bouchee’s is $96,000. In both cases, incentive compensation is to be determined by each bank’s board of directors, ratified by the Company’s board of directors, and any bonuses will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Hippler’s or Mr. Bouchee’s employment is terminated without cause (as defined) or by either of them for good reason (as defined) during the term of the agreement, Mr. Hippler or Mr. Bouchee, as the case may be, will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment has not terminated. Messrs. Hippler and Mr. Bouchee are prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a one-year period following termination of employment.
     If Mr. Hippler’s or Mr. Bouchee’s employment is terminated within two years following a change of control (as defined), or in some cases following the announcement of a change of control that subsequently occurs, otherwise than for cause, the agreements provide that Mr. Hippler or Mr. Bouchee, as the case may be, will be entitled to receive an amount equal to one times his then current annual salary, payable in 12 monthly installments, plus continued employment benefits for one year following termination. This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Hippler or Mr. Bouchee terminates his employment within two years of a change of control. The agreement provides that the payments to be received by Mr. Hippler or Mr. Bouchee, as the case may be, will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Hippler or Mr. Bouchee, as the case may be, will be reduced by any compensation that he receives following a change in control.
     Solely for purposes of illustration, the maximum change in control severance benefit available to Messrs. Hippler and Bouchee under their respective agreements would be approximately $253,000 and $112,000 if a change in control occurs by the end of 2006 and if their employment terminates immediately before or after the change in control.
Deferred Compensation Plan
     Since December 1995, Glacier has maintained a deferred compensation plan (the “Plan”) for directors and key employees. The Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. On February 23, 2005, the Board approved resolutions amending and restating the Plan effective as of January 1, 2005. The changes arose principally in response to the recent enactment of Section 409A of Internal Revenue Code of 1986, and permit participants to elect cash-out distributions in 2005, and to make new distribution elections on terms that conform with the restrictions set forth in Section 409A.
     As amended and restated, the Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal fifty percent (50%) of the Company’s return-on-average-equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Plan’s performance-based nature. For example, the Company’s 2004 compensation expense relating to the Plan was approximately $437,000; this expense would have been approximately 75% less if the amendment to the Plan had been effective as of January 1, 2004.

Supplemental Executive Retirement Plan
     In December 1995, the Board adopted a nonqualified and nonfunded Supplemental Executive Retirement Plan (the “SERP”) for senior executive officers. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the deferred compensation plan. Messrs. Blodnick, Hippler and Strosahl are all participants in the SERP and received an allocation under the SERP in the amounts of $28,746, $8,202 and $12,952, respectively, for the fiscal year 2005.
     On February 23, 2005, the Board approved resolutions amending and restating the SERP. The principal changes mirror those described above for the Company’s Deferred Compensation Plan, namely: permitting participants to make cash-out elections and new distribution elections in 2005, and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to fifty (50%) of the Company’s return-on-average equity.
Employee Stock Plans
     The Company had previously adopted the 1989 Employee Stock Option Plan (“1989 Plan”) and the 1995 Employee Stock Option Plan (“1995 Plan”), each of which were approved by the Board of Directors and the shareholders. Both the 1989 Plan and the 1995 Plan provided for the grant of incentive and nonqualified stock options and had a term of 10 years. The 1989 Plan expired in 1999 and the 1995 Plan expired in February of 2005. Although no options may be issued under either of these plans, the 1995 Plan has granted but unexercised options outstanding. All options under the 1989 Plan have been exercised.
     At the 2005 Annual Meeting, shareholders of Glacier approved the 2005 Stock Incentive Plan (“2005 Plan”), the successor to the 1989 Plan and the 1995 Plan. The 2005 Plan provides for awards of stock based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2005 Plan in the form of stock options, stock appreciate rights, restricted stock, deferred shares, and performance awards.
     The 2005 Plan is effective for ten years and limits the grant of shares to any one eligible individual to a maximum of 375,000 shares during the term of the 2005 Plan. The aggregate number of shares available for issuance under the 2005 is 3,125,000, of which no more than 2,125,000 may be granted in a form other than stock options and stock appreciation rights. All share amounts have been adjusted for the five-for-four stock split effective May 27, 2005.
Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee consists of the directors listed below. The Board of Directors has determined that (i) the current membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards; and (ii) Everit Sliter meets the “audit committee financial expert” qualifications. During 2002 and early 2003, the SEC issued rules under the Sarbanes Act governing the role and membership standards of Audit Committees.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board of Directors.
     The Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.
     Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.
Audit Committee Members – 2005
Everit A. Sliter (Chairperson) ¿ James M. English
Fred J. Flanders ¿ L. Peter Larson ¿ John W. Murdoch
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     Below is our report of the Compensation Committee of the Board. The Board has determined that each member of the Committee is “independent” as defined by applicable Nasdaq listing standards. The Compensation Committee is responsible for establishing and administering the Company’s executive compensation program, general compensation policies and incentive plans. This report is specific to compensation during the fiscal year 2005; however, the Compensation Committee does not intend to dramatically alter its basic philosophies and objectives in the near future.
     In 2005, the Compensation Committee retained Watson-Wyatt, a multi-national employee benefits consulting firm. Our first goal in retaining Watson-Wyatt was to have them help design our new long-term incentive program which was approved at last year’s annual shareholders meeting. In addition to our long-term incentive program, we had them review compensation levels throughout the Company.

     The results of this review generally showed our long-term incentive program was above the market average at the bank Executive Vice President and Senior Vice President levels and below. From the bank President level and above, we were below the market average. The Executive Vice Presidents, Senior Vice Presidents, and below averaged 104% of market while bank Presidents and above ranged from 40%-90%. We have adjusted our long-term incentive program to be more in line with the market averages, resulting in a small increase in the number of stock options.
     The review indicated that our base salaries were generally in line with the market averages with a few exceptions. We have corrected all salaries except for our Chief Executive Officer. After the adjustments, our bank Presidents range from 95%-105% of the recommended salary. At the recommendation of Watson-Wyatt, we also changed our short-term bonus program for our Presidents and higher employees. Our short-term bonus program now has clearer goals and awards that are the same for all the employees in this group. For the balance of the employees of the banks, the existing plans remain the same.
     During the review, the Company also changed its compensation philosophy. Our new compensation philosophy, as developed by the Committee and Watson-Wyatt, is as follows:
Executive Compensation Philosophy:
     In order to fully pursue its community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization, it is critical to attract and retain qualified employees.
To assist in these efforts:
•	Glacier is committed to providing effective compensation and benefit programs that are competitive both within its industry and with other relevant organizations with whom its banks compete for employees.

•	Glacier’s programs will be designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices will reinforce Glacier’s commitment to providing a work environment that promotes respect, teamwork and individual growth opportunities.
   Base Salaries
•	Base pay opportunities for all jobs will be determined based on appropriate competitive reference points, internal responsibilities, and contribution to Glacier’s success.

•	Individual base salary determinations will involve consideration of incumbents’ experience, qualifications, and performance.
   Short-Term Incentives
•	Consistent with competitive practices; executives, management, production and other key professionals should have a portion of targeted total compensation at risk. This would be contingent upon performance relative to Glacier, and/or individual objectives.

•	When outstanding results are achieved, incentive awards should reflect that performance.
   Long-Term Incentives
•	Key decision-makers and others who are critical to our long-term success should have a meaningful portion of their competitive total compensation opportunity linked to Glacier’s success in meeting its long-term performance objectives and increasing shareholder value.

•	All employees should participate in the benefits of stock ownership.
   Employee Benefits
•	Glacier will assist employees to meet important needs such as retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, company-sponsored programs that provide employees with reasonable flexibility in meeting their individual needs.
   Communication and Training
•	Glacier is committed to sharing information with employees to enable them to fully understand their total compensation opportunities and to provide managers with tools and training needed to make sound compensation decisions.
     Decisions regarding total compensation program design, as well as individual pay decisions, will be made in the context of this “total compensation philosophy” and our ability to pay, as defined by our financial success.
Compensation of Chief Executive Officer
     In the past, the Chief Executive Officer’s compensation has been based on an evaluation of several performance factors. Where possible, objective measurements were used with heavy emphasis on the Company’s financial results. In addition, a number of subjective evaluations of performance were also used. The Committee did not base its decisions on any set profitability table or formulas. We reviewed the levels of compensation for CEOs of companies we felt were comparable in size (assets). Our universe of comparable companies included publicly traded financial institutions located throughout the United States. As we have retained Watson-Wyatt to do a review of our compensation levels for our executive officers, we did not do the comparison for 2005. We relied on Watson-Wyatt to provide us with data to determine market compensation for our CEO. Compensating our CEO at the same level as the rest of our management team as reported in the Watson-Wyatt study (50th percentile) would require a base salary of $479,100. (See table below.)

Bank
		Assets	Current		Base		Base
		Size (in	Base	Market 25th	as %	Market 50th	as %
Incumbent	Position	millions)	Salary	Percentile	of P25	Percentile	of P50
Michael Blodnick	CEO	$3,733	$259,375	$428,500	61%	$479,100	54%

*	Table from Watson-Wyatt

     Our CEO’s salary is 54% of the base recommended by Watson-Wyatt and the base used by Glacier to determine the salary levels for the balance of its officers in its salary review. To bring our CEO in line would require an increase of $219,725 in base salary.
     To determine the salary level and bonus for our CEO, the Committee considered the Company’s financial performance as compared to our peers. Our peers are considered to be publicly traded financial holding companies with $2-$5 billion in assets. In addition to our financial performance, the Committee has developed other standards for review of our CEO. The Committee considers the additional following criteria:
     Credit Quality. Although financial performance is very important in determining a company’s results for the year, it is also important that short-term performance does not come with a sacrifice of credit quality. Credit quality is important to the long-term performance of the Company. The quality of the loan portfolios maintained by the Company’s subsidiary banks remains high in comparison to other institutions in our peer group and has improved during the year.
     Management. Effective communication of our overall corporate and subsidiary banks’ goals and objectives to the Company’s employees was considered. The CEO’s communication of these goals was considered excellent.
     Mergers and Acquisitions. The successful integration of previously acquired banks and the anticipation of future acquisitions and the effective integration of banks into our Company while retaining all customers of the acquired bank is a primary goal of the Company. Additional acquisitions that fit into our strategic plan are an important element of growth, along with increasing the market share of our existing banks. The Company completed one whole-bank acquisition in Montana and one branch bank in Washington. This rate of acquisition was considered acceptable to the Compensation Committee.
     Shareholder Relations. Effective communication with our shareholders, brokers and analysts is important. We considered whether the Chief Executive Officer is effectively communicating our Company’s goals, allowing our shareholders, brokers and analysts to effectively judge our performance. We felt all of these goals were met or exceeded during 2005.
     In reviewing all of the above factors, the Compensation Committee recommended an increase in compensation and bonus for our CEO. The Chairman of the Compensation Committee met with our CEO to discuss the recommended amounts and obtain his agreement. Our CEO indicated that he would not accept an increase in base salary exceeding $300,000, a 15% increase, or a 2005 bonus greater than $150,000.
Compensation Committee Members
Allen J. Fetscher (Chairperson) ¿ James M. English ¿ Fred J. Flanders
L. Peter Larson ¿ John S. MacMillan ¿ John W. Murdoch ¿ Everit A. Sliter

STOCK PERFORMANCE GRAPH
     The following graphs compare the yearly cumulative total return of the common stock over both a five-year and ten-year measurement period with the yearly cumulative total return on the stocks included in (i) the Russell 2000 Index, and (ii) the SNL Bank Index comprised of banks or bank holding companies with total assets between $1 billion and $5 billion. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.
Glacier Bancorp Stock Price Performance
Five -Year Performance

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Glacier Bancorp, Inc.	100.00	176.50	205.60	320.66	430.63	485.76
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

Glacier Bancorp Stock Price Performance
Ten -Year Performance
Glacier Bancorp, Inc.

	Period Ending
Index	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Glacier Bancorp, Inc.	100.00	137.02	215.21	213.04	177.43	155.63	274.69	319.98	499.04	670.20	765.00
Russell 2000	100.00	116.49	142.55	138.92	168.45	163.36	167.42	133.13	196.03	231.96	242.53
SNL $1B-$5B Bank Index	100.00	129.63	216.19	215.69	198.23	224.95	273.31	315.50	429.05	529.52	520.47

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Executive Officers who are not Directors
     The following table sets forth information with respect to the named executive officers who are not directors or nominees for director of the Company, and executive officers and directors as a group. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

		Amount and Nature of
		Beneficial Ownership of
		Common Stock as of
Name and Age	Position	January 15, 2006*
James H. Strosahl, 64	Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the	91,462 (2)
	Company; employed since 1993 (1)	0.28%
Executive officers and directors as a group (10 individuals)		1,828,545 (3)
		5.68%

*	Share amounts have been adjusted to reflect all stock splits and stock dividends on Glacier stock.

(1)	Mr. Strosahl is also a director of the following Company subsidiaries: Glacier Bank, Glacier Bank of Whitefish, First Security Bank and Mountain West Bank.

(2)	Includes 73,157 shares held jointly with Mr. Strosahl’s wife with whom voting and dispositive power is shared; and 22,993 shares that could be acquired within 60 days by the exercise of stock options and other rights.

(3)	Includes 122,538 shares held by executive officers and directors as a group that could be acquired within 60 days by the exercise of stock options and other rights.
Beneficial Owners
     The following table includes information as of December 31, 2005 concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Annual Meeting record date.

	Amount and Nature
Name and Address of	of Beneficial
Beneficial Owner	Ownership (1)	Percent of Class
Barclays Global 45 Fremont Street San Francisco, California 94105	1,697,930	5.29%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	2,653,676	8.4%

Columbia Wanger Asset Management, L.P. (3) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,755,000	8.6%

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)	Based on an amended Schedule 13G filed under the Exchange Act. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on the amended Schedule 13G filed under the Exchange Act, the securities are owned by Columbia Wanger Asset Manager, L.P. (“WAM”), a registered investment advisor, WAM Acquisition GP, Inc. (“WAM GP”), the general partner of WAM, and Columbia Acorn Trust (“Acorn”), a registered investment company. Persons other than WAM and WAM GP, including Acorn, are entitled to receive all dividends from, and proceeds from the sale of, those securities. Acorn is the beneficial owner of 8.5% of Glacier common stock.
TRANSACTIONS WITH MANAGEMENT
Certain Transactions
     During 2005 certain directors and executive officers of Glacier and its subsidiaries, and their associates, were customers of one or more of Glacier’s subsidiary banks, and it is anticipated that such individuals will continue to be customers in the future. Except as disclosed in the following section, all transactions between Glacier’s subsidiary banks and Glacier’s executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.
Employee Loan Program
     Federal regulations require that all loans or extensions of credit to executive officers and directors of the Company and its subsidiaries must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other nonaffiliated persons and must not involve more than the normal risk of repayment or present other unfavorable features. The regulations authorize that a bank may make extensions of credit pursuant to a benefit or compensation program that (i) is available to all employees of the bank or its affiliates; and (ii) does not give preference to any insider over other employees of the bank or its affiliates. The regulations govern the amount of credit that a bank may extend to an insider, and, in those instances where the loan exceeds the allowed limit, requires that (i) the loan be approved by a majority of the board of directors; and (ii) the insider abstain from participating directly or indirectly in the voting.
     The Company has adopted an Employee Loan Program, providing that loans be made to executive officers and directors and all other employees of the Company and its subsidiaries on equal terms. Set forth below is certain information as of December 31, 2005 relating to loans that, in the aggregate, exceed $60,000 and which were made on preferential terms, as explained above, to executive officers and directors of the Company. All loans are secured by real estate, except as noted. The table does not include loans which have been made on the same terms, including interest rates and collateral, as those made to non-affiliated parties and which in the opinion of management do not involve more than the normal risk of repayment or present other unfavorable features.

Largest Aggregate
	Nature of	Amount during		Interest	Note Rate at
	Transaction	January 1, 2005 to	Balance at	Rate to	December 31,
Name	and Indebtedness	December 31, 2005	December 31, 2005	Employee(1)	2005 (2)
John S. MacMillan	First Mortgage on	$85,559	$80,668	3.13%	5.5%
Chairman	primary residence

(1)	This reflects borrowing to finance home improvements or to purchase homes and is 1% above Glacier Bank’s cost of money. For Home Equity Line, the rate charged is 0.5% less than the rate charged to non-employees.

(2)	This will become the applicable interest rate if the officer or director’s employment with the Company is resigned or otherwise terminated.
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
     Based solely on our review of the copies of the filings that we received for the fiscal year ended December 31, 2005, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis.
REGISTERED PUBLIC ACCOUNTANTS
     BKD, LLP (“BKD”), independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiaries, for the year ended December 31, 2005. A representative of BKD will be present at the Annual Meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.
     The Audit Committee of the Board of Directors of Glacier approved a change in auditors. At a meeting of the Audit Committee held on June 13, 2005, the Audit Committee appointed BKD to serve as the Company’s independent public accountants, effective June 16, 2005. BKD replaced KPMG LLP (“KPMG”). The chairman of the Audit Committee informed KPMG on June 13, 2005 that they had been dismissed as auditors.
     KPMG performed audits of the Company’s consolidated financial statements as of and for each of the years ended December 31, 2003 and 2004. In addition, KPMG performed audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004.
     The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the two fiscal years ended December 31, 2004 and the subsequent interim period through June 13, 2005, there were no (1) disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, as defined in Item 304(a)(1)(v) of Securities and Exchange (SEC) Regulation S-K.
     KPMG furnished a letter to the SEC dated June 23, 2005 stating whether they agree with the above statements.
     During the two years ended December 31, 2003 and 2004 and from December 31, 2004 through June 13, 2005, the date on which BKD was selected to be engaged to be the Company’s independent accountant, neither the Company nor anyone on its behalf had consulted BKD with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the financial statements, or any related item.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to the Company by BKD, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2005 fiscal year and for other services rendered during the 2005 fiscal year and by KPMG, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2004 fiscal year and for other services rendered during the 2004 fiscal year.

Fee Category	Fiscal 2005	% of Total	Fiscal 2004	% of Total
Audit Fees	$489,270	100%	$749,751	98.6%

Audit-Related Fees	0	0%	10,275	1.4%

Tax Fees	0	0%	0	0%

All Other Fees	0	0%	0	0%

Total Fees	$489,270	100%	$760,026	100%

     Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD and KPMG in connection with the audits of our financial statements and the effectiveness of internal controls over financial accounting, and the reviews of financial statements included in Glacier’s Form 10-Q’s or services to Glacier in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Fees relate to audits of Glacier’s employee benefit plans and technical accounting research in 2004.
     Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2005 and 2004.
     All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2005 and 2004.

     In considering the nature of the services provided by BKD and KPMG, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD and KPMG and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The services performed by BKD in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that BKD may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by BKD in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
     Services provided by BKD during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
     Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
     In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD when time is of the essence.
     The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2006 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after December 1, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
     The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than December 1, 2006. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Glacier you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.
Copy of Bylaw Provisions
     You may contact the Company’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2005, including financial statements. Written requests for the Form 10-K should be addressed to James H. Strosahl, Corporate Secretary, at 49 Commons Loop, Kalispell, Montana 59901.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
     In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions fro one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Marketing Director at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above

March 31, 2006	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF
GLACIER BANCORP, INC.
April 26, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
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The Board of Directors recommends a vote “FOR” the listed proposal. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF THREE (3) DIRECTORS FOR TERM TO EXPIRE IN 2009 AND ONE (1) DIRECTOR TERM TO EXPIRE IN 2008.					2.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.
NOMINEES:
☐	FOR ALL NOMINEES	¡	Craig A. Langel	Term to expire in 2009
THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSAL LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

		¡	L. Peter Larson	Term to expire in 2009
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Everit A. Sliter John W. Murdoch	Term to expire in 2009 Term to expire in 2008
☐	FOR ALL EXCEPT (See instructions below)
    Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of managemnet.

INSTRUCTION:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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☐                               ■
GLACIER BANCORP, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John S. MacMillan and James M. English, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. MacMillan and English to represent and to vote, as designated on the reverse side, all the shares of common stock of Glacier Bancorp, Inc., held of record by the undersigned on March 1, 2006, at the Annual Meeting of Shareholders to be held on April 26, 2006, or any adjournment of such Annual Meeting.
(Continued and to be signed on the reverse side)

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